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                                               SEC FILE NUMBER  333-9609
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                                               CUSIP NUMBER 674608AA2, 674608112
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING


        (Check One): [_] Form 10-K  [X] Form 20-F   [_] Form 11-K
                     [_] Form 10-Q  [_] Form N-SAR


       For Period Ended: December 31, 2002
                        ------------------------------------------------

                     [_] Transition Report on Form 10-K
                     [_] Transition Report on Form 20-F
                     [_] Transition Report on Form 11-K
                     [_] Transition Report on Form 10-Q
                     [_] Transition Report on Form N-SAR

       For the Transition Period Ended:
                                       ---------------------------------

         Read Instructions Before Preparing Form. Please Print or Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                        PART I - REGISTRANT INFORMATION


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                            Full Name of Registrant
                        OCCIDENTE Y CARIBE CELULAR S.A.
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                           Former Name if Applicable

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           Address of Principal Executive Office (Street and Number)
                            CARRERA 55 No. 49-101
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                            City, State and Zip Code
                        Medellin, Colombia, 4-510-9300
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                       PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense

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and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] | (a) The reasons described in reasonable detail in Part III of this form
    |     could not be eliminated without unreasonable effort or expense;
[X] | (b) The subject annual report, semi-annual report, transition report on
    |     Form 10-K, Form 20-F, 11-K, or Form N-SAR, or portion thereof, will
    |     be filed on or before the fifteenth calendar day following the
    |     prescribed due date; or the subject quarterly report of transition
    |     report on Form 10-Q, or portion thereof will be filed on or before
    |     the fifth calendar day following the prescribed due date; and
    | (c) The accountant's statement or other exhibit required by Rule
    |     12b-25(c) has been attached if applicable.

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                              PART III - NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The annual report of Occidente y Caribe Celular S.A. (the "Registrant") on Form 20-F for the fiscal year ended December 31, 2002 (the "Registrant's Form 20-F") was required to be filed on June 30, 2003. In order to begin work on the Registrant's Form 20-F, the annual report on Form 20-F of a certain affiliated company (the "Affiliate's 20-F") needed to be completed. The Registrant's Form 20-F could not be filed on June 30, 2003 because the Affiliate's 20-F was not finalized until June 30, 2003, when it was filed.

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                          PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

        Gerardo Munoz Lozano                   571              628-0685
     ----------------------------    --------------    -------------------------
               (Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [_] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         OCCIDENTE Y CARIBE CELULAR S.A.
          -----------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned

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hereunto duly authorized.

Date         July 1, 2003                  By /s/ Gerardo Munoz Lozano
    ------------------------------        ------------------------------------
                                           Name: Gerardo Munoz Lozano
                                           Title:  Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant of by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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